UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 17, 2011

South American Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 17, 2011, the board of directors appointed Quinn Bastian (Age: 64) and Beatriz Montoya Duque (Age: 44) to each serve as members of the board of directors until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.

There are no family relationships between Mr. Bastian and Ms. Duque and any other of our directors or executive officers.  Neither Mr. Bastian nor Ms. Duque has had any material direct or indirect interest in any of the Company’s transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

Mr. Bastian served from 2005 to 2007 as Vice President of Finance of International Minerals Corporation, a Canadian mineral resource company.  Since 2008, Mr. Bastian has served as Chief Financial Officer of Boulder Hills Mines, Inc., a private mineral exploration company based in Idaho, with responsibility for accounting, financial records, and systems reporting. From 2000 to the present, Mr. Bastian has operated his own consulting practice, Quinn Bastian Associates.   As a consultant, Mr. Bastian has been retained to provide services in the general areas of accounting, business plans, financing, mergers and acquisitions, and reengineering.

Ms. Duque is a civil engineer who worked in the Colombia Ministry of Mines and Energy from April 2004 until November 2010 in a number of capacities including Director of Mines, Deputy Minister of Mines and Energy and Advisor to the Office of the Minister of Mines and Energy.  Ms. Montoya has a Civil Engineering degree from the University of Medellin and attended Eafit University for post-graduate studies in finance.  Ms. Duque has served as a board member to a number of South American energy and engineering companies including Empresa de Energia de Cundinamarca, Central Hidroelectrica de Caldas, Centrales Electricas del Norte de Santander, Electrificadora del Huila and, Electrificadora del Quindio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 17, 2011

South American Gold Corp.

By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer